Exhibit 99.1

                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900



PRESS RELEASE

                                                              February 1, 2000

FOR IMMEDIATE RELEASE
---------------------

Contact: Laura Ulbrandt  ( 212) 460-1900



           LEUCADIA NATIONAL CORPORATION ANNOUNCES SALE OF INTEREST IN
                    JORDAN TELECOMMUNICATION PRODUCTS, INC.



Leucadia National Corporation (LUK-NYSE and PCX ) today announced the sale of its approximately 10% equity interest in Jordan Telecommunication Products, Inc. This sale will result in a pre-tax gain of approximately $25 million to be reflected in the Company's first quarter 2000 results of operations. In addition, further consideration of up to approximately $7.5 million may be received in the future upon the favorable resolution of certain contingencies. Such amounts, if any, will be reported as income when received.

Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in property and casualty insurance (through Empire Insurance Company and Allcity Insurance Company), manufacturing (through its Plastics Division), banking and lending (principally through American Investment Bank, N.A.) and mining (through its 72.5% interest in MK Gold Company). The Company also currently has equity interests of more than 5% in the following domestic public companies: Carmike Cinemas, Inc. (6% of Class A Shares), GFSI Holdings, Inc. (6%), Jordan Industries, Inc. (10%) and PhoneTel Technologies, Inc. (7%).